Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2016 (except note 17, as to which the date is July 26, 2016) in the Registration Statement (Form S-1) and the related Prospectus of CRISPR Therapeutics AG dated October 7, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 7, 2016